Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 28, 2025, relating to the financial statements of TeraWulf Inc. and the effectiveness of TeraWulf Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of TeraWulf Inc. for the year ended December 31, 2024.

/s/ DELOITTE & TOUCHE LLP
Houston, Texas
June 13, 2025